Exhibit 10.1

NORTHERN TRUST CORPORATION

1997 DEFERRED COMPENSATION PLAN FOR

NON-EMPLOYEE DIRECTORS

AS AMENDED AND RESTATED

Northern Trust Corporation, a Delaware corporation (the “Corporation”) maintains the Northern Trust Corporation 1997 Deferred Compensation Plan for Non-Employee Directors, as previously amended April 15, 1997 and effective as of January 21, 2003 (the “Plan”). The Plan has been amended from time to time, and was amended and restated effective as of January 1, 2008, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and guidance thereunder. The Plan was further amended on October 20, 2009. In exercise of the amending power reserved to the Corporation under Section 6(a) of the Plan, and pursuant to the authority delegated to the undersigned officer by resolutions of the Board of Directors of the Corporation, the Corporation now hereby further amends and restates the Plan, generally effective as of July 15, 2014.

1.	Name. This Plan shall be known as the “Northern Trust Corporation 1997 Deferred Compensation Plan for Non-Employee Directors as Amended and Restated” (the “Plan”).

2.	Definitions. The following definitions shall apply in interpreting the Plan:

(a)	The term “Beneficiary” shall mean such individual, trustee, trust or other entity designated by a Non-Employee Director by an instrument in writing last filed with the Corporation prior to death to receive all or any portion of his or her Cash Account and Stock Unit Account, and all cash or Common Stock distributable hereunder with respect to such Non-Employee Director following the date of his or her death. In the absence of such a designation of any living Beneficiary, or if such designation is ineffective for any reason, the Non-Employee Director’s Beneficiary shall be his or her spouse, or if not then living, his or her then living descendants, per stirpes, or if none is then living, the personal representatives of the Non-Employee Director’s estate.

(b)	The term “Board” shall mean the Board of Directors of the Corporation.

(c)	The term “Cash Account” shall have the meaning set forth in Section 4(b).

(d)	The term “Committee” shall mean the Compensation and Benefits Committee of the Board.

(e)	The term “Common Stock” shall mean the common stock, $1.66-2/3 par value per share, of the Corporation.

(f)	The term “Corporation” shall mean Northern Trust Corporation, a Delaware corporation.

(g)	The term “Election Form” shall have the meaning set forth in Sections 3(b) and (c).

(h)	The term “Non-Employee Director” shall mean a person who is serving as a member of the Board and is not an employee of the Corporation or any subsidiary or affiliate of the Corporation. An individual who is serving as an advisory director pursuant to the appointment and designation as such by the Board and who is not an employee of the Corporation or any subsidiary or affiliate of the Corporation shall not be a Non-Employee Director for purposes of the Plan and shall not be eligible to defer compensation under the Plan.

(i)	The term “Post-2004 Benefit” shall mean the portion of a Non-Employee Director’s Cash Account and Stock Unit Account equal to the excess of (1) the balance of the Non-Employee Director’s Accounts, determined as of his or her date of Separation from Service after December 31, 2004, over (2) the Non-Employee Director’s Pre-2005 Benefit.

(j)	The term “Pre-2005 Benefit” shall mean the portion of a Non-Employee’s Cash Account and Stock Unit Account deferred on or before December 31, 2004, adjusted to reflect interest, earnings, and gains and losses credited to such Accounts from and after such date. An amount is considered deferred on or before December 31, 2004 if on or before that date the Non-Employee Director had a legally binding right to be paid the amount and the right to the amount was earned and vested.

(k)	The term “Separation from Service” shall mean the date on which a Non-Employee Director dies or otherwise terminates his or her membership on the Board, as determined in accordance with the provisions of Code Section 409A and the regulations thereunder.

l)	The term “Stock Unit Account” shall have the meaning set forth in Section 4(a).

3.	Participation.

(a)	A Non-Employee Director may elect to defer receipt of the payment of all or any portion of: (i) the annual cash retainer fee payable for services as a non-Employee Director or (ii) any cash fees payable for attendance at a Board committee meeting or for any other service provided to the Corporation, in each case until the date on which the Non-Employee Director incurs a Separation from Service. Such deferral election must be set forth in an election form (the “Election Form”) provided by the Corporation. Except as otherwise provided in the following paragraph, a Non-Employee Director shall not be eligible under this Plan to defer all or any portion of his compensation paid in the form of an award designated as an award of “stock units,” even if such award is to be distributed exclusively in cash.

In 1997, the Plan also permitted a Non-Employee Director to elect to defer the annual stock grant under the Northern Trust Corporation 1997 Stock Plan for Non-Employee Directors, in accordance with the terms of the Plan in effect at that time.

(b)	To be effective, an Election Form with respect to compensation described in Section 3(a)(i) or 3(a)(ii) for services performed by a Non-Employee Director in a particular calendar year must be completed and delivered to the Corporation prior to the first day of such calendar year. An Election Form shall remain in effect with respect to compensation earned with respect to services to be performed in subsequent calendar years until revised or revoked by the Non-Employee Director by the completion and delivery to the Corporation of an Election Form setting forth such revision or revocation prior to the first day of the calendar year in which services are to be performed for the compensation with respect to which such revision or revocation is to become effective. Effective as of January 1, 2005, any election shall become irrevocable as of each December 31 with respect to compensation payable for services performed in the immediately following calendar year. Except as provided in Section 3(c) below, an initial or revised Election Form shall only apply to compensation payable to a Non-Employee Director for services performed after the end of the calendar year in which such initial or revised Election Form is completed and delivered to the Corporation.

(c)	Anything in the Plan to the contrary notwithstanding, an election with respect to compensation described in Section 3(a)(i) or 3(a)(ii) made by a Non-Employee Director in the calendar year in which the Non-Employee Director initially becomes eligible to participate in the Plan, and that is not made under Section 3(b), must be made pursuant to an Election Form completed and delivered to the Corporation within 30 days after the date on which the Non-Employee Director initially becomes eligible to participate in the Plan. Such Election Form shall be effective with respect to compensation described in Section 3(a)(i) or 3(a)(ii) that is paid for services to be performed by the Non-Employee Director after the date such Election Form is completed and delivered to the Corporation and shall be irrevocable with respect to such compensation upon completion and delivery of such Election Form to the Corporation. Such Election Form shall remain in effect and become irrevocable for subsequent calendar years in accordance with Section 3(b) above. On and after January 1, 2005, for purposes of applying the foregoing provisions of this Section 3(c), the plan aggregation rules of Treas. Reg. 1.409A-1(c) shall apply.

4.	Deferral Accounts.

(a)

All cash compensation deferred by a Non-Employee Director pursuant to Section 3 shall be credited to a stock unit account (“Stock Unit Account”) maintained by the Corporation on its books in the name of the participating Non-Employee Director and converted into stock units equivalent to full shares of the Corporation’s Common Stock as of the last trading day of the calendar quarter for which the cash compensation would have been paid. The conversion shall be determined by dividing the dollar amount of the cash compensation as of such quarterly date by the mean of the high and low sale prices of the Corporation’s Common Stock as reported by the Nasdaq Stock Market on such quarterly date. Any cash balance remaining after any such conversion shall be credited to the Cash Account of a Non-Employee Director as provided in Section 4(b) below. The shares of Common Stock representing a stock grant under the Northern Trust Corporation 1997 Stock Plan for Non-Employee Directors which were deferred by a Non-Employee Director pursuant to Section 3 were credited to a Stock Unit Account and converted into stock units as of the date of the annual meeting of stockholders on which the stock was granted.

(b)	The Corporation also shall maintain a cash account (“Cash Account”) on its books in the name of each participating Non-Employee Director. Credits shall be made to a participating Non-Employee Director’s Cash Account in dollar amounts equal to (i) the cash balance remaining after any conversion pursuant to Section 4(a) above, and (ii) the cash dividends (or the fair market value of dividends paid in property other than Common Stock) that the Non-Employee Director would have received had the Non-Employee Director been the owner on each record date of the number of shares of Common Stock equal to the number of stock units in such Non-Employee Director’s Stock Unit Account on such date. Until the entire balance of a Cash Account has been paid to a Non-Employee Director, or to the Beneficiaries of a deceased Non-Employee Director, such balance shall be increased on the last day of each calendar quarter to reflect accrued interest on such balance based on the rate of interest determined from time to time by the Committee.

(c)	In the case of a dividend in Common Stock or a Common Stock split, additional credits will be made to a Non-Employee Director’s Stock Unit Account of a number of stock units equal to the number of full shares of Common Stock that the Non-Employee Director would have received had the Non-Employee Director been the owner on each record date of the number of shares of Common Stock equal to the number of stock units in such Non-Employee Director’s Stock Unit Account on such date.

(d)	Each Stock Unit Account and each Cash Account shall be maintained on the books of the Corporation until full payment of the balance thereof has been made to the applicable Non-Employee Director or to the Beneficiaries of a deceased Non-Employee Director. No funds shall be set aside or earmarked for any Account, which shall be purely a bookkeeping device.

5.	Distribution of Accounts.

(a)	The entire balance of a Non-Employee Director’s Stock Unit Account and Cash Account shall be paid to such Non-Employee Director

(i)	in a single lump sum on the 10th business day following the date the Non-Employee Director incurs a Separation from Service for any reason other than his or her death, or

(ii)	in up to 10 annual installments beginning on the 10th business day following the date the Non-Employee Director incurs a Separation from Service for any reason other than his or her death, as irrevocably designated by the Non-Employee Director.

(iii)	With respect to a Non-Employee Director’s Post-2004 Benefit, the Non-Employee Director shall make or shall have made such irrevocable designation as follows:

(A)   With respect to the portion of the Post-2004 Benefit that constitutes compensation described in Section 3(a)(i) or 3(a)(ii) and for which either a deferral election was made before January 1, 2005, or an initial deferral election was made on or after January 1, 2005 and before December 31, 2005 in accordance with Section 3(c), the Non-Employee Director made such irrevocable designation in an Election Form that was completed and delivered to the Corporation on or before December 31, 2005, in accordance with Code Section 409A and guidance issued thereunder. Any such designation became irrevocable upon completion and delivery of such Election Form to the Corporation.

(B)   With respect to the portion of the Post-2004 Benefit that constitutes compensation described in Section 3(a)(i) or 3(a)(ii) and that is not described in Section 5(a)(iii)(A), the Non-Employee Director shall make such irrevocable designation in the Election Form completed and delivered to the Corporation in accordance with Section 3(b) or 3(c), as applicable. Any such designation shall become irrevocable upon the completion and delivery of such Election Form to the Corporation.

(iv)	Anything in the Plan to the contrary notwithstanding, if a Non-Employee Director has not designated, in accordance with the foregoing provisions of this Section 5(a) a form of payment for some portion of his or her Stock Unit Account or Cash Account on the date he or she incurs a Separation from Service for any reason other than his or her death, that portion of the Non-Employee Director’s Stock Unit Account and Cash Account shall be paid to the Non-Employee Director in a single lump sum on the 10th business day following the date of such Separation from Service.

(b)	If a Non-Employee Director incurs a Separation from Service due to death or his or her death occurs after Separation from Service but before payment to him or her of the entire balance of his or her Stock Unit Account and Cash Account, all or the remaining balance of his or her Stock Unit Account and Cash Account shall be paid to such Non-Employee Director’s Beneficiaries in a lump sum on, or in up to 10 annual installments beginning on, the 10th business day following the date of death, as irrevocably elected by such Non-Employee Director in accordance with the provisions of, and subject to the deadlines of, Section 5(a) If no such designation is in effect for some portion of the Non-Employee Director’s Stock Unit Account or Cash Account on the date of his or her death, that portion of the Non-Employee Director’s Stock Unit Account and Cash Account shall be paid to his or her Beneficiaries in a single lump sum on the 10th business day following the date of such Non-Employee Director’s death.

(c)	Except as provided in Section 5(d) below, the balance of a Non-Employee Director’s Stock Unit Account shall be distributed in cash. In the event of a single lump sum distribution in cash, the Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director shall receive an amount in cash equal to the number of stock units in the Stock Unit Account multiplied by the mean of the high and low sales prices of the Common Stock as reported by the Nasdaq Stock Market on the fifth trading day prior to the distribution date. In the event of a distribution in cash in up to 10 annual installments, the cash amount determined in the manner provided in the immediately preceding sentence shall continue to accrue interest and shall be distributed to the Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director on the distribution date in each year of the installment period in an amount equal to the then current cash balance in the Stock Unit Account multiplied by a fraction, the numerator of which shall be one, and the denominator of which shall be the number of years remaining in the installment period.

(d)

Stock units in the Stock Unit Account representing the deferral of shares of Common Stock under the Northern Trust Corporation 1997 Stock Plan for Non-Employee Directors shall be distributed only in shares of Common Stock. In the event of a single lump sum distribution in Common Stock, a certificate representing the number of full shares of Common Stock equal to the number of such stock units in the Non-Employee Director’s Stock Unit Account representing the deferral of shares of Common Stock under the Northern Trust Corporation 1997 Stock Plan for Non-Employee Directors, registered in the name of the Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director, shall be distributed to the Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director on the distribution date referred to in Section 5(a) above. In the event of a distribution in Common Stock in up to 10 annual installments, a certificate representing the number of full shares of Common Stock equal to a fraction (the numerator of which shall be the number of stock units in the Non-Employee Director’s Stock Unit Account representing the deferral of shares of Common Stock under the Northern Trust Corporation 1997

Stock Plan for Non-Employee Directors, and the denominator of which shall be the number of annual installments designated by the Non-Employee Director), registered in the name of the Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director, shall be distributed to the Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director on the distribution date in each year of the installment period, provided that the number of shares in each of the installments may be rounded to avoid fractional shares.

(e)	The balance of a Non-Employee Director’s Cash Account shall be distributed in cash. In the event of a single lump sum distribution in cash, the entire balance of the Non-Employee Director’s Cash Account shall be distributed to the Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director on the distribution date described in Section 5(a). In the event of a distribution in cash in up to 10 annual installments, the balance of the Cash Account shall continue to accrue interest and shall be distributed to the Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director on the distribution date described in Section 5(a) in each year of the installment period in an amount equal to the then current balance in the Cash Account multiplied by a fraction, the numerator of which shall be one, and the denominator of which shall be the number of years remaining in the installment period.

6.	Amendment or Termination.

(a)	The Corporation intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Corporation, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution or such later date as the resolution may expressly state.

(b)

No amendment or termination of the Plan shall (i) directly or indirectly deprive any current or former Non-Employee Director or any Beneficiaries, of all or any portion of such Non-Employee Director’s Stock Unit Account or Cash Account as determined as of the effective date of such amendment or termination, or (ii) directly or indirectly reduce the balance of any such Accounts held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of all Pre-2005 Benefits shall be made to Non-Employee Directors or their Beneficiaries in the manner and at the time described in Section 5 as if each Non-Employee Director incurred a Separation from Service on the date of Plan termination. Upon termination of the Plan, distribution of all Post-2004 Benefits shall be made to Non-Employee Directors or their Beneficiaries in the manner and at the time described in Section 5; provided, however, that if permitted under Code Section 409A and regulations and guidance issued thereunder, such payments shall be made as described in Section 5 as if such Non-Employee Director incurred a Separation from Service on the date of Plan termination. No additional deferrals shall be credited to the Accounts of Non-Employee Directors after termination of the Plan, but the Corporation shall continue to credit interest, earnings, gains and losses to the Accounts pursuant to Section 4 until the balances of such Accounts have been fully distributed to Non-Employee Directors or their Beneficiaries.

(c)	Anything in the preceding Sections 6(a) or 6(b) or elsewhere in the Plan to the contrary notwithstanding,

(i)	the Plan may be amended in any manner necessary to ensure that the Plan complies in all applicable respects with Code Section 409A; and

(ii)	the Plan may not be amended in any manner that would cause the Plan to fail to comply in any applicable respect with Code Section 409A.

7.	General Provisions.

(a)	The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Corporation for payment of any benefits hereunder. The right of a Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director to receive a benefit hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the Non-Employee Director nor such Beneficiaries shall have any rights in or against any specific assets of the Corporation. All amounts credited to Accounts shall constitute general assets of the Corporation.

(b)	Shares of Common Stock distributed under the Plan may be authorized but unissued shares or treasury shares of the Corporation. The Corporation shall reserve such number of shares of Common Stock as may be issuable under the Plan.

(c)	Nothing contained in the Plan shall constitute a guaranty by the Corporation, the Committee, or any other person or entity, that the assets of the Corporation will be sufficient to pay any benefit hereunder. No Non-Employee Director or the Beneficiaries of a deceased Non-Employee Director shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.

(d)	Establishment of the Plan shall not be construed to give any Non-Employee Director the right to be retained as a member of the Board.

(e)	No interest of any person or entity in, or right to receive a distribution under, the Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

(f)	The Plan shall be administered by the Secretary of the Corporation.

(g)	A Non-Employee Director may pay any applicable taxes due with respect to any shares distributed under the Plan in cash or in stock, either by having the Corporation withhold a portion of the shares otherwise distributable or by delivering to the Corporation shares otherwise owned by the Non-Employee Director.

(h)	The Plan shall be construed and administered under the laws of the State of Delaware except to the extent preempted by federal law.

(i)	Any election, notice, direction or other such action required or permitted to be made in writing under the Plan may also be made electronically, telephonically or otherwise, to the extent then permitted by applicable law and the administrative practices of the Corporation.

(j)	Where appropriate, the terms “Corporation,” “Committee” or “Secretary of the Corporation” as used in this Plan shall also include any applicable subcommittee or any duly authorized delegate of the Corporation, the Committee or the Secretary of the Corporation, as the case may be. Such duly authorized delegate may be an individual or an organization within the Corporation or the Committee, or maybe an unrelated third party individual or organization.

(k)	The Plan is intended to comply in all applicable respects with the requirements of Code Section 409A and shall be construed and administered so as to comply with that Code section.

IN WITNESS WHEREOF, Northern Trust Corporation has caused this amendment and restatement of the Plan to be executed on its behalf by its duly authorized officer, this 15th day of July, 2014, effective as of July 15, 2014.

Northern Trust Corporation

By:	/s/ S. Biff Bowman
Name:	S. Biff Bowman
Title:	Executive Vice President Human Resources